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Exhibit 21.1

LIST OF SUBSIDIARIES

        The following is a list of subsidiaries of VIVUS, Inc.

  1.
  VIVUS UK Limited (United Kingdom), a wholly owned subsidiary of VIVUS, Inc.

  2.
  VIVUS BV (Netherlands), a wholly owned subsidiary of VIVUS, Inc.

  3.
  Vivus Limited (Bermuda), a wholly owned subsidiary of VIVUS, Inc.

  4.
  Vivus International, L.P. (Bermuda), General Partner Vivus Limited

  5.
  Vivus International Limited (Ireland), a wholly owned subsidiary of VIVUS, Inc.

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  Exhibit 21.1
LIST OF SUBSIDIARIES